Exhibit 10.1

June 30, 2007

Mr. Ken Martell
____________

____________

RE: Agreement

Dear Ken:

This letter is intended to set forth the terms of our agreement regarding your future retirement from Salisbury Electrical Safety L.L.C. (the “Company”).  As we discussed, you wish to retire effective as of March 31, 2008 (hereinafter referred to as “Retirement Date” or “Resignation Date”) from the Company.  Safety Products Holdings, Inc. (“Holdings”) and the Company (collectively referred to as “We”) will accept your resignation. The following sets forth the terms of our agreement:

1.             Acknowledgement of Resignation.  We acknowledge and agree that your resignation will be effective as of the Resignation Date. We also acknowledge that effective as of the close of business on the Resignation Date, you will resign from your position as the Vice President and General Manager of the Company, and any, and all other, offices, positions and titles you hold or may hold with the Company and each of its Affiliates.   As we discussed, prior to the Resignation Date, the Company may promote Jeff Morris to the position of Vice President and General Manager of the Company and, in such event, you will become President of the Company and shall report to the Holding’s chief executive officer, subject to the overall authority of the Company’s board of directors.

2.             Consideration.

(a)           Subject to the other terms and conditions of this Section 2 and Section 8(j), if your employment relationship with the Company is terminated on the Resignation Date, the Company agrees to make the payments to you and provide the benefits to you as described in this Section 2(a):

(i)                                     Post Resignation Payments.  For the period beginning on the Resignation Date and ending on the close of business on December 31, 2008 (the “Post-Resignation Period”), the Company will make aggregate cash payments to you in an aggregate amount equal to $166,500 (the “Post-Resignation Payments”); provided that, (1) such payments shall be subject to reduction in respect of applicable federal, state and local tax withholdings; and (2) it is expressly understood that included in the Post-Resignation Payments is such severance, vacation and other payments that may be due to you.  The Post-Resignation Payments shall be paid in regular installments (subject to reduction in respect of applicable federal, state and local tax withholdings) in a manner consistent with the Company’s general payroll practices (as in effect on the Resignation Date).

(ii)                                  Health Care Benefits.  During the Post-Resignation Period, you will be entitled to continue to participate in the group medical, dental and vision plans (“Health Care Benefit Plans”) (as applicable) of the Company in which you were a participant on the Resignation Date as if you were an active employee of the Company during the Post-Resignation Period.  Your participation in the Health Care Benefits Plans during the Post-Resignation Period shall be subject to the normal eligibility requirements of such plans and you will pay all applicable premiums, contributions, deductibles, co-payments, and out-of-pocket expenses under such plans that would normally apply under the terms and conditions of such plans to an active employee of the Company.  Any changes made to any such plans during the Post-Resignation Period shall apply to you as if you were an active employee covered under the applicable plan, including any change that results in an increase or decrease in costs paid by employees under any such plan during the Post-Resignation Period.  The Company may deduct your premium payments and/or contributions to such plans from the Post-Resignation Payments.  Notwithstanding the foregoing, you acknowledge and agree that if you should obtain other employment and, as a result of such employment, you are entitled to receive medical coverage from your new employer at any time during the Post-Resignation Period, your right to continue to participate in the Company’s Health Care Benefit Plans hereunder shall immediately cease as of the earlier of the date that your coverage under your new employer’s medical plan commences or could have commenced.

(iii)                               Other Benefit Plans.  Notwithstanding the foregoing or any other agreement or arrangement with the Company and/or any of its Affiliates to which you are a party or subject, you acknowledge and agree that, as of the Resignation Date, you shall not be entitled to participate in any other benefit plan of the Company, including without limitation any vacation plan, cafeteria plan, long-term disability plan, 401(k) plan or life insurance plan of or maintained by the Company and/or any of its Affiliates.  The preceding sentence, however, shall not limit any rights that you may otherwise have to continue benefits under applicable law (i.e., the right to health care continuation coverage under COBRA).  Your entitlement to continuation coverage under Section 4980B of the Internal Revenue Code of 1986, as amended, shall commence on December 31, 2008 or, if earlier, the date during the Post-Resignation Period that you cease to be covered under the Company’s Health Care Benefit Plans.

(iv)                              Automobile Allowance.  In addition, during the Post-Resignation Period, the Company shall provide you with a monthly automobile allowance in accordance with past practice.

(b)           General Release.  The Post-Resignation Payments and other benefits described in Section 2(a) shall become due and owing if, and only if,  you execute and deliver to the Company and Holdings on or prior to the Resignation Date a general release in favor of them in the form attached hereto as Exhibit A (the “General Release”).  The General Release will become effective, provide you do not revoke or breach the terms of the General Release and you do not apply for unemployment compensation chargeable to the Company or any of its Affiliates during the Post-Resignation Period.

(c)           2007 Bonus.  You shall not be entitled to any salary, bonus, severance, compensation or benefits from and after the Resignation Date from the Company, its subsidiaries or any of their Affiliates, except as set forth in Section 2(a) above; it being understood and agreed that (i) for the avoidance of doubt, you shall not be entitled to any bonus (or any portion thereof) in respect of any bonus period ending on or after January 1, 2008, and (ii) this Section 2(c) shall not be deemed to waive your right to any portion of a bonus from a prior period ending on or prior to December 31, 2007 (i.e., from a prior year) that has been fully earned and was fully payable prior to the Resignation Date but that had not yet been paid.

(d)           Withholding.  All amounts payable to you as compensation hereunder shall be subject to all required and customary federal, state and local withholding by the Company.

3.             Post-Resignation Vesting of Options.

(a)           Subject to Section 3(b) and Section 8(j) hereof, we acknowledge and agree that, for purposes of the Non-Qualified Stock Option Agreement, dated January 2, 2006 (as amended, modified and/or supplemented from time to time, the “Option Agreement”), unless your employment relationship with the Company and its subsidiaries is terminated prior to the Resignation Date, (I) solely for purposes of the vesting provisions in Section 3.1 of the Option Agreement, you shall be treated as if you were continuously employed by the Company until the expiration of the Post-Resignation Period, (II) for purposes of Section 3(f) of the Option Agreement, the date of your “Termination of Employment” shall be deemed to be December 31, 2008, (iii) Section 3.3(b) of the Option Agreement is amended by deleting such provision in its entirety and replacing it with the following: “Unless the Committee approves a later date, the 180th day following the date of the Optionee’s Termination of Employment for any reason other than (i) termination by the Company for Cause or due to Disability; or (ii) the Optionee’s death; or”, and (III) for purposes of Section 4.7 of the Option Agreement, the term “Restricted Period” shall mean the period beginning on the date you are first employed by the Company and/or any of its subsidiaries and ending on June 30, 2010.  Each capitalized term used, but not defined herein shall have the meaning assigned to such term in the Option Agreement.

(b)           The provisions of Section 3(a) shall become effective if, and only if, you have executed and delivered to the Company and Holdings the General Release and the General Release has become effective, and only so long as you have not revoked or breached any of the provisions of the General Release and/or the Option Agreement.

(c)           Reference is hereby made to that certain Management Stockholders Agreement, dated as of July 19, 2005 (as amended, modified and/or supplemented from time to time, the “Management Stockholders Agreement”), by and among Holdings, you and the other persons and entities party thereto. Subject to Section 8(j) hereof, the parties hereto acknowledge and agree that, for purposes of Sections 2, 3 and 5 of the Management Stockholders Agreement, unless your employment relationship with the Company and its subsidiaries is terminated prior to the Resignation Date, the date of your “Termination of Employment” shall be deemed to be December 31, 2008.

4.             Other Modifications.  Except as expressly modified by the terms and conditions of this letter agreement, the terms and conditions of your existing employment agreement and the Option

Agreement shall survive the execution and delivery of this letter agreement and shall remain in full force and effect.  You represent and warrant that on or prior to the Resignation Date, you shall return to Holdings and its subsidiaries any and all property, tangible or intangible, relating to its business, which you possessed or had control over at any time, including but not limited to company-provided credit cards, building or office access cards, keys, computer equipment, manuals, files, documents, records, software, customer data base and other data, and that you shall not retain any copies, compilations, extracts, excerpts, summaries or other notes of any such manuals, files, documents, records, software, customer data base or other data.

5.             Representations and Warranties.  You hereby represent and warrant to Holdings and the Company that: (a) you have been offered ample and sufficient time after receipt of this letter agreement within which to consider it; (b) you have carefully read and fully understand all of the provisions of this letter agreement; (c) you have consulted with an attorney prior to executing and delivering this letter agreement and acknowledge and agree that you understand your rights and obligations hereunder; (d) you have sufficient capacity to enter into this letter agreement and perform his obligations hereunder; and (e) this letter agreement has been duly executed and delivered by you and constitutes the valid and binding obligations, enforceable against you in accordance with its terms.

6.             Status.    From and after the Resignation Date, you agree not to hold yourself out in any manner as a director, manager, officer, employee, agent or in any other manner as a representative of Holdings, the Company or any of their respective subsidiaries or Affiliates.  For purposes of this Agreement, the term “Affiliate” of any particular person means: (i) any other person controlling, controlled by or under common control with such particular person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a person whether through the ownership of voting securities, contract or otherwise, and (ii) any member, manager, shareholder, partner or officer of such person.  You hereby covenant to Holdings and the Company that you shall not, directly or indirectly, publicly or privately, make, publish or solicit or encourage others to make, publish or solicit any disparaging or otherwise negative statements, comments, announcements or remarks concerning any Released Person (as defined in Exhibit A); provided that this sentence shall not prohibit or restrict you from answering truthfully any question you are asked under oath in any legal proceeding.

7.             Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this letter agreement shall be in writing and shall be deemed to have been given (a) when delivered personally to the recipient, (b) one business day after being sent to the recipient by reputable express courier service (charges for overnight delivery prepaid), (c) three business days after being deposited in the United States addressed to the recipient by, first class, postage prepaid, or (d) when received before 4:00 p.m. Chicago time by facsimile, if received on a business day and otherwise on the business day next following such receipt.  Such notices, demands and other communications shall be sent to Holdings and to the Company at the address indicated below:

If to the You:

                                Ken Martell

_____________________

_____________________

_____________________

If to Holdings or the Company:

Safety Products Holdings, Inc.

2001 Spring Road

Suite 425

Oak Brook, IL  60523

Attention:              Robert A. Peterson

Tel No.:                 (630) 572-5715

Fax No.:                  (630) 572-8518

and to:

Kirkland & Ellis LLP

200 East Randolph Drive

Chicago, Illinois 60601

Attention:              Richard J. Campbell

Tel. No.:                 (312) 861-2000

Fax No.:                  (312) 861-2200

8.                                      General Provisions.

(a)           Severability.  Whenever possible, each provision of this letter agreement (including the General Release attached hereto as Exhibit A) will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this letter agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this letter agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.  If this letter agreement is held to not satisfy the requirements of the Older Workers Benefit Protection Act or any other law, rule or regulation for an effective release of any age discrimination claim by you, you specifically agrees that such determination will not effect the validity and enforceability of all other provisions of this letter agreement, including without limitation the General Release with respect to all other claims.

(b)           Complete Agreement.  This letter agreement (including the General Release attached as Exhibit A hereto) and the provisions of the Relevant Agreements which remain in full force and effect as described herein, embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof or thereof in any way.

(c)           Counterparts.  This letter agreement may be executed in separate counterparts (including by facsimile or electronic transmission), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

(d)           Successors and Assigns.  Except as otherwise provided herein, this letter agreement (including the General Release attached hereto as Exhibit A) shall bind and inure to the benefit of and be enforceable by you, the Company, Holdings and their respective successors and assigns.

(e)           Choice of Law.  All questions concerning the construction, validity and interpretation of this letter agreement (including the General Release attached hereto as Exhibit A) will be governed by the internal law, and not the law of conflicts, of the State of Illinois.

(f)            Disputes.  Except for claims for injunctive relief or specific performance, any dispute or controversy arising under or in connection with this letter agreement (including the General Release attached hereto as Exhibit A) shall be settled exclusively by binding arbitration in Chicago, Illinois in accordance with the Rules of Dispute/JAAMS then in effect, except to the extent inconsistent with this letter agreement.  In such an arbitration, the arbitrators shall permit discovery of documents and witnesses to the extent permitted under United States Federal Rules of Civil Procedure 26 through 34.  Notwithstanding the foregoing, the arbitrators shall be empowered only to interpret and apply the terms of this letter agreement, and shall not be empowered to revise or amend any provision in this letter agreement, nor to make a decision based on any such revision or amendment.  The arbitral award shall state the reasons for the award and relief granted, shall be final and binding on the parties to the arbitration, and may include an award of costs, including reasonable attorneys’ fees and disbursements.  Any award rendered may be enforced in any court of any state or country having jurisdiction over the parties and/or their assets.

(g)           Amendment and Waiver.  The provisions of this letter agreement (including the General Release attached hereto as Exhibit A) may be amended and waived only with the prior written consent of each of the parties hereto.

(h)           Business Days.  If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state of Illinois, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

(i)            Third Party Beneficiaries.  Certain provisions of this letter agreement (including the General Release attached hereto as Exhibit A) are entered into for the benefit of and shall be enforceable by the Released Persons (as defined in Exhibit A) as provided herein.  Except for the rights of your estate and heirs to payments and benefits hereunder pursuant to the applicable laws of descent and distribution and other than as provided in the preceding sentence, this letter agreement is for the benefit of the parties hereto and their permitted successors and assigns and no other person or entity (other than the Released Persons) shall be entitled to exercise any rights hereunder or obtain any benefits from this letter agreement.

(j)            Effectiveness.  Notwithstanding any provision herein to the contrary, in the event that your employment with the Company and its Subsidiaries is terminated by the Company or by you prior to the Resignation Date, this letter agreement shall be nullified and shall have no further force and effect.

SAFETY PRODUCTS HOLDINGS, INC.

By:	/s/ R.A. Peterson
Name:	R.A. Peterson
Title:	President and CEO

SALISBURY ELECTRICAL SAFETY L.L.C.

By:	/s/ R.A. Peterson
Name:	R.A. Peterson
Title:

Acknowledged and Agreed to

this 30 day of June, 2007

/s/ Ken Martell
KEN MARTELL

GENERAL RELEASE

This General Release (this "Release") is being delivered concurrently with the execution and delivery of that certain letter agreement, dated as of June    , 2007 (as amended, modified and/or supplemented from time to time, the "Agreement"), by and among the undersigned, Salisbury Electrical Safety L.L.C., a Delaware limited liability company (together with its subsidiaries, the "Company") and Safety Product Holdings, Inc., a Delaware corporation ("Holdings").  Each capitalized term used, but not defined herein shall have the meaning assigned to such term in the Agreement

Effective as of the date hereof and in consideration of the Company's and Holdings' execution and delivery of the Agreement, the undersigned (for himself, his heirs, assigns and executors) forever, releases, discharges and covenants not to sue Holdings, the Company and each of their predecessors, successors, assignees, parent companies, stockholders (including without limitation, the Principal Stockholders (as defined in the Option Agreement) and their Affiliates), subsidiaries, Affiliates, managers, officers, directors, managers, partners, employees, agents and attorneys, past and present (collectively, the "Released Persons") from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys' fees, liabilities of whatever kind or nature in law or equity, by statute or otherwise whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist, through the date hereof of any kind ("Claims"), which relate in any way to (i) the undersigned's employment with Holdings and/or the Company and/or any of their subsidiaries or Affiliates and/or (ii) the undersigned's execution and delivery of the Agreement and the consummation of the transactions contemplated thereby (including, without limitation, the undersigned's resignation of employment contemplated thereby).  In no event shall the Claims being released be deemed to include any of the undersigned's rights under Sections 2 and 3 of the Agreement and any claim for breach of the Agreement arising after the Resignation Date; provided that the undersigned's employment with the Company and its Subsidiaries is not terminated by the Company or by undersigned prior to the Resignation Date.

In executing this Release, the undersigned acknowledges that he intends that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied.  The undersigned expressly consents that the releases, discharges and covenants in this Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied.  The undersigned acknowledges and agrees that this waiver is an essential and material term of the Agreement and, without such waiver, Holdings and the Company would not have made the agreements and covenants therein made.  The undersigned further agrees that in the event that the undersigned brings a Claim in which he seeks damages against Holdings or the Company, or in the event the  undersigned seeks to recover against Holdings or the Company in any Claim brought by a governmental agency on your behalf, this Release shall serve as a complete defense to such Claims.

This Release shall become effective and enforceable immediately upon execution by the undersigned.  However, with respect solely to any claim of age discrimination under the Age Discrimination in Employment Act of 1967, as amended, this Release will become effective and enforceable only after the expiration of seven days following its execution by the parties hereto and during such seven-day period the undersigned may revoke this Release, solely with respect to his release of claims under such statute, if he so desires by delivering written notice during such seven-day period to Holdings and the Company (a "Revocation Notice"); provided that if the undersigned so elects to revoke this Release with respect to his release of claims under such statute, the Company and Holdings may, by giving written notice (a "Termination Notice") to the undersigned within ten days after delivery of the Revocation Notice, elect to terminate their obligations under the Agreement and thereafter enforce any rights that they may have under applicable law and any and all of the agreements to which the undersigned is party or subject.

The undersigned agrees that the provisions of this Release may not be amended, waived, changed or modified except by an instruments signed by each of the undersigned, Holdings and the Company.

The undersigned hereby represents and warrants to Holdings and the Company that (a) the undersigned has been offered at least twenty-one (21) days from the date he received this Release to consider it; (b) the undersigned has carefully read and fully understands all of the provisions of this Release; (c) the undersigned has consulted with an attorney prior to executing and delivering this Release and acknowledges and agrees that the undersigned understands his rights and obligations hereunder, (d) the undersigned has sufficient capacity to enter into this Release and perform his obligations hereunder, (e) this Release has been duly executed and delivered by the undersigned and constitutes the valid and binding obligation of the undersigned, enforceable against the undersigned in accordance with its terms and (f) the undersigned has signed this Release knowingly and voluntarily and that the undersigned has not been threatened or coerced in any way.

DATE:	6/30/07	/s/ Ken Martell
Ken Martell

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